                             Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Franziska Weber, 312.780.6106
amanda.bryant@hyatt.com	franziska.weber@hyatt.com

HYATT REPORTS THIRD-QUARTER 2018 RESULTS
Reports Strong 7.6% Net Rooms Growth
Raises Full-Year Outlook for Shareholder Capital Returns to Approximately $1.0 Billion

CHICAGO (October 30, 2018) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported third-quarter 2018 financial results. Net income attributable to Hyatt was $237 million, or $2.09 per diluted share, in the third quarter of 2018, compared to $18 million, or $0.14 per diluted share, in the third quarter of 2017. Adjusted net income attributable to Hyatt was $37 million, or $0.33 per diluted share, in the third quarter of 2018, compared to $29 million, or $0.24 per diluted share, in the third quarter of 2017. Refer to the table on page 4 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended September 30, 2018.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We reported another quarter of solid growth, led by a 9% increase in management and franchise fees and 5% RevPAR growth at our owned and leased hotels, both on a constant-currency basis. Our outlook for the remainder of 2018 remains positive, including comparable system-wide RevPAR growth of 3.5% at the mid-point of our full-year guidance range."

Third quarter of 2018 financial highlights as compared to the third quarter of 2017 are as follows:

•	Net income increased to $237 million, aided by gains on sales of real estate.

•	Adjusted EBITDA decreased 0.9% to $175 million, an increase of 0.1% in constant currency.

•	Comparable system-wide RevPAR increased 2.8%, including an increase of 5.3% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 1.4%; full service hotel RevPAR increased 2.5% and select service hotel RevPAR decreased 1.1%.

•	Net rooms growth was 7.6%.

•	Comparable owned and leased hotel operating margin increased 70 basis points to 21.8%.

•	Adjusted EBITDA margin of 29.7% increased 240 basis points in constant currency.

Mr. Hoplamazian continued, "We are continuing to execute our long-term growth strategy while returning meaningful capital to shareholders, enabled in part by our sell-down of real estate. Earlier this month, we announced plans to acquire Two Roads Hospitality, a high-end lifestyle hotel management company which we expect will expand the growth of our management and franchising business. We also increased our shareholder capital return expectations for 2018 to approximately $1.0 billion inclusive of share repurchases and dividends, and have a new $750 million share repurchase authorization."

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

Third quarter of 2018 financial results as compared to the third quarter of 2017 are as follows:

Management, Franchise and Other Fees
Management, franchise and other fees increased 7.6% (8.7% in constant currency) to $133 million, driven by new hotels added to the system, hotel conversions from owned to managed, and strong operating performance at existing hotels. Base management fees increased 8.8% to $55 million and incentive management fees increased 6.4% to $33 million. Franchise fees increased 7.8% to $33 million. Other fees increased 4.5% to $12 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 1.0% (1.5% in constant currency). RevPAR for comparable Americas full service hotels increased 3.0%, occupancy decreased 20 basis points, and ADR increased 3.2%. RevPAR for comparable Americas select service hotels decreased (0.7)%, occupancy decreased 180 basis points, and ADR increased 1.5%. Revenue from management, franchise, and other fees increased 0.4% (0.8% in constant currency).
Transient rooms revenue at comparable U.S. full service hotels decreased 0.1%, room nights decreased 4.6%, and ADR increased 4.8%. Group rooms revenue at comparable U.S. full service hotels increased 4.9%, room nights increased 3.5%, and ADR increased 1.3%.
Americas net rooms increased 6.2% compared to the third quarter of 2017.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 15.9% (18.4% in constant currency). RevPAR for comparable ASPAC full service hotels increased 2.5%, driven by increased occupancy across the region which was partially offset by certain natural disasters affecting Southeast Asia and Japan, and renovation activity. Occupancy increased 150 basis points and ADR increased 0.6%. Revenue from management, franchise, and other fees increased 11.4% (13.2% in constant currency).
ASPAC net rooms increased 12.1% compared to the third quarter of 2017.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 16.0% (21.2% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 11.0%, driven primarily by strong growth in Russia, Western Europe, and Turkey. Occupancy increased 360 basis points and ADR increased 5.0%. Revenue from management, franchise, and other fees increased 17.0% (21.1% in constant currency).
EAME/SW Asia net rooms increased 9.0% compared to the third quarter of 2017.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 12.5% (12.0% in constant currency), including a 3.8% (0.6% in constant currency) decrease in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. The decrease in segment Adjusted EBITDA was driven by transaction activity in 2017 and 2018. Refer to the table on page 18 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
Owned and leased hotels segment revenues decreased 13.3% (12.9% in constant currency), reflecting the transaction activity referenced above. RevPAR for comparable owned and leased hotels increased 5.3%, reflecting mid single-digit RevPAR growth at U.S. hotels and high single-digit RevPAR growth at international hotels. Occupancy increased 190 basis points and ADR increased 2.8%.

Corporate and Other
Corporate and other Adjusted EBITDA increased 14.6% (14.5% in constant currency).
Corporate and other revenues increased 7.7% (consistent in constant currency), primarily driven by the acquisition of Exhale Enterprises, Inc. ("exhale") in August 2017.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses decreased 7.7%, inclusive of rabbi trust impact and stock- based compensation. Adjusted selling, general, and administrative expenses decreased 7.6%, primarily due to non-recurring marketing spending and severance costs incurred in 2017. Refer to the table on page 11 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Twelve hotels (or 2,608 rooms) were opened in the third quarter of 2018. The Company's net rooms increased 7.6%, compared to the third quarter of 2017. The Company is on pace to open approximately 60 hotels in the 2018 fiscal year.
As of September 30, 2018, the Company had executed management or franchise contracts for approximately 340 hotels, or approximately 73,000 rooms, consistent with expectations at the end of the second quarter. This represents development pipeline growth of approximately 6%, compared to the third quarter of 2017.

ACQUISITION OF TWO ROADS HOSPITALITY LLC
On October 8, 2018, Hyatt announced an agreement to acquire Two Roads Hospitality LLC ("Two Roads"), a rapidly growing hotel management company for a base purchase price of approximately $480 million. Through the addition of Two Roads, Hyatt will expand its presence in 23 new markets and offer an expanded portfolio of high-quality lifestyle brands including Destination Hotels, Joie de Vivre, Thompson Hotels, Alila, and tommie, further supporting the Company's evolution to a more fee-based enterprise. The Company expects to assume the management agreements for the majority of Two Roads' 85 properties, equivalent to approximately 14,000 rooms. The acquisition is expected to close in November 2018, with the potential for Hyatt to invest up to an additional $120 million in the aggregate, contingent upon certain terms to be defined after closing.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

SHARE REPURCHASE / DIVIDEND
During the third quarter of 2018, the Company repurchased a total of 844,218 Class A shares for approximately $66 million. The Company ended the third quarter with 43,625,629 Class A and 67,119,482 Class B shares issued and outstanding. Year to date through September 30, 2018, the Company repurchased approximately $674 million of common stock, including $20 million in the first quarter of 2018 related to the settlement of the November 2017 accelerated share repurchase plan.
From October 1 through October 26, 2018, the Company repurchased 872,695 shares of Class A common stock for an aggregate purchase price of approximately $63 million. As of October 26, 2018, the Company had approximately $147 million remaining under its share repurchase authorization.
Consistent with the Company's ongoing commitment to return meaningful capital to stockholders while continuing to invest in growth opportunities, the Company's board of directors has approved a new $750 million share repurchase authorization, and declared a cash dividend of $0.15 per share for the fourth quarter of 2018. The dividend is payable on December 10, 2018, to Class A and Class B stockholders of record as of November 28, 2018.

CAPITAL STRATEGY UPDATE
In the Company's second quarter 2018 earnings release dated July 31, 2018, the Company reported:

•	On July 19, 2018, the Company acquired the 693-room Hyatt Regency Phoenix for approximately $140 million. The Company previously operated the hotel under a management agreement.
In an 8-K filing dated October 1, 2018, the Company announced the following transactions:

•
On August 29, 2018, the Company acquired the 530-room Hyatt Regency Indian Wells from an unrelated third party for approximately $120 million. The Company previously operated the hotel under a management agreement.

•
On September 28, 2018, the Company sold shares of the entity that owned the 755-room Hyatt Regency Mexico City for approximately $405 million, inclusive of an investment in an unconsolidated hospitality venture and an adjacent land parcel valued at approximately $40 million. The land parcel will be developed by the new owner as Park Hyatt Mexico City. Both properties are subject to long-term management agreements.

All three transactions formed part of the Company's ongoing asset recycling program. The Company remains on track to successfully execute plans to sell approximately $1.5 billion of real estate by the end of 2020 as part of its capital strategy. To date, the Company has sold approximately $1.14 billion of real estate under the program including $40 million of cash proceeds associated with the land parcel upon which Park Hyatt Mexico City will be built.

BALANCE SHEET / OTHER ITEMS
As of September 30, 2018, the Company reported the following:

•	Total debt of $1,633 million.

•
Pro rata share of unconsolidated hospitality venture debt of approximately $554 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•
Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $1,014 million, restricted cash of $23 million and short-term investments of $217 million.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

•	Undrawn borrowing availability of $1.5 billion under Hyatt's revolving credit facility.

2018 OUTLOOK
The Company is revising the following information for the 2018 fiscal year:

•	Net income is expected to be approximately $726 million to $771 million, compared to previous expectation of $680 million to $729 million.

•	Comparable system-wide RevPAR is expected to increase approximately 3.25% to 3.75% compared to previous expectation of 3.0% to 4.0%. The mid-point of the range remains unchanged.

•	Depreciation and amortization expense is expected to be approximately $319 million to $323 million, compared to previous expectation of approximately $323 million to $327 million.

•
Other income (loss), net is expected to be negatively impacted by approximately $60 million to $65 million related to performance guarantee expense for the four managed hotels in France. This compares to previous expectation of approximately $65 million to $75 million.

•
The effective tax rate is expected to be approximately 21% to 23% compared to previous expectation of approximately 23% to 25%, largely due to the tax impact of the Hyatt Regency Mexico City transaction referenced above.

•
Capital expenditures are expected to be approximately $325 million, compared to previous expectation of approximately $375 million, as certain hotel development-related spending has been deferred to 2019.

•
The Company expects to return approximately $1.0 billion to shareholders, compared to previous expectation of approximately $800 million, through a combination of share repurchases and cash dividends on its common stock.

The Company is reaffirming the following information for the 2018 fiscal year:

•	Adjusted EBITDA is expected to be approximately $765 million to $775 million.

•	Interest expense is expected to be approximately $76 million to $77 million.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $300 million, consistent with previous guidance. This excludes approximately $30 million of stock-based compensation expense, which reflects a change compared to previous expectation of approximately $32 million and any potential expenses related to benefit programs funded through rabbi trusts.

•	The Company expects to grow net rooms by approximately 6.5% to 7.0%. The number of hotel openings remains at approximately 60.

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the outlook. Therefore, the outlook does not include the acquisition of Two Roads Hospitality LLC, which is expected to close in November 2018. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, October 31, 2018, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com, or by dialing 647.689.4468 or 833.238.7946, passcode #2389876, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on October 31, 2018 through November 1, 2018 at midnight by dialing 416.621.4642, passcode #2389876. Additionally, an archive of the webcast will be available on the Company's website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	amortization of management and franchise agreement assets constituting payments to customers (Contra revenue);

•	revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;

•	costs incurred on behalf of managed and franchised properties;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate;

•	asset impairments; and

•	other income (loss), net

Effective January 1, 2018, we made two modifications to our definition of Adjusted EBITDA with the implementation of ASU 2014-09 Revenue from Contracts with Customers. Our definition has been updated to exclude Contra revenue which was previously recognized as amortization expense. As this is strictly a matter of financial presentation, we have excluded Contra revenue in order to be consistent with our prior treatment and to reflect the way in which we manage our business. We have also excluded revenues for the reimbursement of costs incurred on behalf of managed and franchised properties and costs incurred on behalf of managed and franchised properties. These revenues and costs previously netted to zero within Adjusted EBITDA. Under ASU 2014-09, the recognition of certain revenue differs from the recognition of related costs, creating timing differences that would otherwise impact Adjusted EBITDA. We have not changed our management of these revenues or expenses, nor do we consider these timing differences to be reflective of our core operations. These changes reflect how our management evaluates each segment’s performance and also facilitate comparison with our competitors. We have applied this change to 2017 historical results to allow for comparability between the periods presented.

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both. We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.

Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra Revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties ("Adjusted revenues"). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we define it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income. Although we believe that Adjusted net income can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income differently than we do. As a result, it may be difficult to use Adjusted net income or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of expenses related to deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, the amount by which the Company intends to reduce its real estate asset base and the anticipated time frame for such asset dispositions, our expected adjusted SG&A expense, our estimated comparable system-wide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, growth expectations with respect to our management and franchising business, the time schedule to complete the acquisition of Two Roads Hospitality LLC and certain post-closing matters, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural, or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans and common stock repurchase program and other forms of shareholder capital return, including the risk that our common stock repurchase program could increase volatility and fail to enhance shareholder value; our intention to pay a quarterly cash dividend and the amount thereof, if any; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to reduces our real estate asset base within targeted timeframes and at expected values and to expand the growth of our management and franchising business; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty platform and the level of acceptance of the program by our guests; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 14 premier brands. As of September 30, 2018, the Company's portfolio included more than 750 properties in more than 55 countries across six continents. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top colleagues, build relationships with guests and create value for shareholders. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences, vacation ownership properties, and fitness and spa locations, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™, Hyatt Residence Club® and exhale® brand names. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
3.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
4.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2018 and September 30, 2017

5. - 6.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2018 and September 30, 2017

7.	Segment Financial Summary
8.	Hotel Chain Statistics - Comparable Locations
9.	Hotel Brand Statistics - Comparable Locations
10.	Fee Summary
11.	Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
12.	Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
13.	Net Gains and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
14.	Capital Expenditures Summary
15. - 16.	Properties and Rooms by Geography
17.	Properties and Rooms by Brand
18.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - For the Three Months Ended September 30, 2018

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2018 and September 30, 2017
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUES:
Owned and leased hotels	$450	$516	$1,450	$1,661
Management, franchise, and other fees	133	123	407	367
Amortization of management and franchise agreement assets constituting payments to customers	(5)	(4)	(15)	(13)
Net management, franchise, and other fees	128	119	392	354
Other revenues	7	6	27	28
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	489	429	1,447	1,302
Total revenues	1,074	1,070	3,316	3,345
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	354	406	1,095	1,258
Depreciation and amortization	81	88	243	261
Other direct costs	8	3	23	20
Selling, general, and administrative	82	89	260	278
Costs incurred on behalf of managed and franchised properties	487	425	1,447	1,313
Direct and selling, general, and administrative expenses	1,012	1,011	3,068	3,130
Net gains and interest income from marketable securities held to fund rabbi trusts	10	11	19	35
Equity earnings (losses) from unconsolidated hospitality ventures	(6)	1	(17)	(1)
Interest expense	(19)	(20)	(57)	(61)
Gains on sales of real estate	239	—	769	60
Asset impairments	(21)	—	(21)	—
Other income (loss), net	(9)	(16)	(22)	32
INCOME BEFORE INCOME TAXES	256	35	919	280
PROVISION FOR INCOME TAXES	(19)	(16)	(194)	(103)
NET INCOME	237	19	725	177
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	(1)	—	(1)
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$237	$18	$725	$176

EARNINGS PER SHARE - Basic
Net income	$2.12	$0.15	$6.31	$1.40
Net income attributable to Hyatt Hotels Corporation	$2.12	$0.14	$6.31	$1.39
EARNINGS PER SHARE - Diluted
Net income	$2.09	$0.15	$6.21	$1.39
Net income attributable to Hyatt Hotels Corporation	$2.09	$0.14	$6.21	$1.38
CASH DIVIDENDS DECLARED PER SHARE	$0.15	$—	$0.45	$—

Basic share counts	111.4	124.0	114.8	126.4
Diluted share counts	113.2	125.4	116.8	127.7

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
For the Three and Nine Months Ended September 30, 2018 and September 30, 2017
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)
Net income attributable to Hyatt Hotels Corporation	$237	$18	$219	NM	$725	$176	$549	312.0%
Interest expense	19	20	(1)	(3.2)%	57	61	(4)	(5.6)%
Provision for income taxes	19	16	3	28.9%	194	103	91	89.7%
Depreciation and amortization	81	88	(7)	(8.1)%	243	261	(18)	(7.1)%
EBITDA	356	142	214	151.9%	1,219	601	618	103.1%
Contra revenue	5	4	1	8.6%	15	13	2	13.0%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(489)	(429)	(60)	(14.1)%	(1,447)	(1,302)	(145)	(11.2)%
Costs incurred on behalf of managed and franchised properties	487	425	62	14.9%	1,447	1,313	134	10.3%
Equity (earnings) losses from unconsolidated hospitality ventures	6	(1)	7	909.6%	17	1	16	NM
Stock-based compensation expense	5	5	—	(4.3)%	28	26	2	8.6%
Gains on sales of real estate	(239)	—	(239)	NM	(769)	(60)	(709)	NM
Asset impairments	21	—	21	NM	21	—	21	NM
Other (income) loss, net	9	16	(7)	(42.6)%	22	(32)	54	169.2%
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	14	15	(1)	(3.8)%	42	59	(17)	(28.6)%
Adjusted EBITDA	$175	$177	$(2)	(0.9)%	$595	$619	$(24)	(3.8)%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)
Total revenues	$1,074	$1,070	$4	0.5%	$3,316	$3,345	$(29)	(0.8)%
Add: Amortization of management and franchise agreement assets constituting payments to customers	5	4	1	8.6%	15	13	2	13.0%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(489)	(429)	(60)	(14.1)%	(1,447)	(1,302)	(145)	(11.2)%
Adjusted revenues	$590	$645	$(55)	(8.5)%	$1,884	$2,056	$(172)	(8.3)%

Adjusted EBITDA Margin %	29.7%	27.4%	2.3%	31.6%	30.1%	1.5%

Adjusted EBITDA Margin % Change in Constant Currency	2.4%	1.6%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA Forecast
For the Year Ended December 31, 2018

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2018 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$726	$771
Interest expense	77	76
Provision for income taxes	217	205
Depreciation and amortization	323	319
EBITDA	1,343	1,371
Contra revenue	21	21
Costs incurred on behalf of managed and franchised properties, net of revenues for the reimbursement of costs	40	30
Equity losses from unconsolidated hospitality ventures	(1)	(5)
Stock-based compensation expense	30	30
Gains on sales of real estate	(772)	(772)
Asset impairments	21	21
Other (income) loss, net	31	23
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	52	56
Adjusted EBITDA	$765	$775

Adjusted EBITDA (as adjusted for ASU 2014-09) change, compared to prior year	(3)%	(2)%
Impact of foreign exchange	$—	$—
Adjusted EBITDA (as adjusted for ASU 2014-09 in constant currency) change, compared to prior year	(3)%	(2)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2018 and September 30, 2017
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended September 30,
		2018	2017
Net income attributable to Hyatt Hotels Corporation		$237	$18
Earnings per diluted share		$2.09	$0.14
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(239)	—
Fund surpluses (b)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(5)	(7)
Asset impairments (c)	Asset impairments	21	—
Unrealized losses (d)	Other income (loss), net	15	—
Loss on extinguishment of debt (e)	Other income (loss), net	7	—
Utilization of Avendra proceeds (f)	Costs incurred on behalf of managed and franchised properties; depreciation expense	5	—
Cease use liability (g)	Other income (loss), net	—	21
Other (h)	Equity earnings (losses) from unconsolidated hospitality ventures; other income (loss), net	1	3
Special items - pre-tax		(195)	17
Income tax (provision) benefit for special items (i)	Provision for income taxes	(5)	(6)
Total special items - after-tax		(200)	11
Special items impact per diluted share		$(1.76)	$0.10
Adjusted net income attributable to Hyatt Hotels Corporation		$37	$29
Earnings per diluted share, adjusted for special items		$0.33	$0.24
(a) Gains on sales of real estate - During the three months ended September 30, 2018 ("Q3 2018"), we recognized a $240 million gain on the sale of shares of the entity which owns Hyatt Regency Mexico City, an investment in an unconsolidated hospitality venture, and adjacent land ("HRMC transaction").
(b) Fund surpluses - During Q3 2018 and the three months ended September 30, 2017 ("Q3 2017"), we recognized $5 million and $7 million of net surpluses, respectively, on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(c) Asset impairments - During Q3 2018, we recognized a $21 million goodwill impairment in connection with the HRMC transaction.
(d) Unrealized losses - During Q3 2018, we recognized unrealized losses due to the change in fair value of our marketable securities, including certain equity securities due to the adoption of the financial instruments ASU.
(e) Loss on extinguishment of debt - During Q3 2018, we recognized a $7 million loss on extinguishment of debt for the redemption of our 2019 senior notes.
(f) Utilization of Avendra proceeds - During Q3 2018, we recognized $5 million of expense related to the partial utilization of Avendra sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra was included as a special item during the year ended December 31, 2017.
(g) Cease use liability - During Q3 2017, we recognized a $21 million cease use liability related to our previous corporate headquarters.
(h) Other - Q3 2018 primarily related to transaction costs. Q3 2017 included an impairment charge related to an unconsolidated hospitality venture.
(i) U.S. tax reform impact - During Q3 2018, we updated our U.S. tax reform provisional amounts and recognized a $1 million net measurement period adjustment.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2018 and September 30, 2017
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Nine Months Ended September 30,
		2018	2017
Net income attributable to Hyatt Hotels Corporation		$725	$176
Earnings per diluted share		$6.21	$1.38
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(769)	(60)
Unconsolidated hospitality ventures gains (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(13)	(2)
Fund (surpluses) deficits (c)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(11)	4
Impairments (d)	Asset impairments; other income (loss), net	43	—
Unrealized losses (gains) (e)	Other income (loss), net	21	(3)
Unconsolidated hospitality ventures impairments (f)	Equity earnings (losses) from unconsolidated hospitality ventures	16	3
Utilization of Avendra proceeds (g)	Costs incurred on behalf of managed and franchised properties; depreciation expense	13	—
Loss on extinguishment of debt (h)	Other income (loss), net	7	—
Realized losses (i)	Other income (loss), net	2	41
Cease use liability (j)	Other income (loss), net	—	21
Other (k)	Other income (loss), net	(5)	2
Special items - pre-tax		(696)	6
Income tax (provision) benefit for special items (l)	Provision for income taxes	130	—
Total special items - after-tax		(566)	6
Special items impact per diluted share		$(4.85)	$0.04
Adjusted net income attributable to Hyatt Hotels Corporation		$159	$182
Earnings per diluted share, adjusted for special items		$1.36	$1.42
(a) Gains on sales of real estate - During the nine months ended September 30, 2018 ("YTD 2018"), we recognized a $531 million gain on the portfolio sale of Andaz Maui at Wailea, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point and a $240 million gain on the HRMC transaction. During the nine months ended September 30, 2017 ("YTD 2017"), we recognized a $35 million gain on the sale of Hyatt Regency Louisville and a $26 million gain on the sale of Hyatt Regency Grand Cypress.
(b) Unconsolidated hospitality ventures gains - During YTD 2018, we recognized a $13 million net gain attributable to sales activity related to certain unconsolidated hospitality ventures. During YTD 2017, we recognized a $2 million gain in connection with the sale of a hotel by an unconsolidated hospitality venture.
(c) Fund (surpluses) deficits - During YTD 2018 and YTD 2017, we recognized a $11 million net surplus and a $4 million net deficit, respectively, on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(d) Impairments - During YTD 2018, we recognized a $21 million goodwill impairment charge in connection with the HRMC transaction and a $22 million impairment charge related to an investment in an equity security.

(e) Unrealized losses (gains) - During YTD 2018, we recognized unrealized losses due to the change in fair value of our marketable securities, including certain equity securities due to the adoption of the financial instruments ASU. During YTD 2017, we recognized unrealized gains on marketable securities, excluding the aforementioned equity securities.
(f) Unconsolidated hospitality ventures impairments - During YTD 2018 and YTD 2017, we recognized $16 million and $3 million of impairment charges, respectively.
(g) Utilization of Avendra proceeds - During YTD 2018, we recognized $13 million of expense related to the partial utilization of Avendra sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra was included as a special item during the year ended December 31, 2017.
(h) Loss on extinguishment of debt - During YTD 2018, we recognized a $7 million loss on extinguishment of debt for the redemption of our 2019 senior notes.
(i) Realized losses - During YTD 2018 and YTD 2017, we recognized realized losses of $2 million and $41 million, respectively, on the sale of marketable securities. During YTD 2017, Playa redeemed our preferred shares plus accrued and unpaid paid in kind dividends thereon for a full redemption of $290 million, resulting in $40 million of realized losses, which were the result of the difference between the fair value of the initial investment and the contractual redemption price.
(j) Cease use liability - During YTD 2017, we recognized a $21 million cease use liability related to our previous corporate headquarters.
(k) Other - YTD 2018 includes insurance settlement income and transaction costs. YTD 2017 includes transaction costs.
(l) U.S. tax reform impact - During YTD 2018, we updated our U.S. tax reform provisional amounts and recognized a $1 million net measurement period adjustment.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2018	2017	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)

Owned and leased hotels total revenues	$443	$510	$(67)	(13.3)%	$(64)	(12.9)%	$1,428	$1,654	$(226)	(13.7)%	$(236)	(14.2)%
Americas management and franchising	95	94	1	0.4%	1	0.8%	301	289	12	4.0%	12	4.2%
ASPAC management and franchising	30	27	3	11.4%	3	13.2%	90	79	11	14.2%	9	11.8%
EAME/SW Asia management and franchising	21	17	4	17.0%	5	21.1%	58	49	9	18.6%	9	17.9%
Corporate and other	26	25	1	7.7%	1	7.7%	89	73	16	23.0%	16	23.0%
Eliminations (a)	(25)	(28)	3	16.9%	3	16.5%	(82)	(88)	6	7.5%	6	7.8%
Adjusted revenues	$590	$645	$(55)	(8.5)%	$(51)	(8.0)%	$1,884	$2,056	$(172)	(8.3)%	$(184)	(8.9)%

Adjusted EBITDA
Owned and leased hotels	$77	$89	$(12)	(13.9)%	$(12)	(13.8)%	$282	$323	$(41)	(13.0)%	$(42)	(13.3)%
Pro rata share of unconsolidated hospitality ventures	14	15	(1)	(3.8)%	(1)	(0.6)%	42	59	(17)	(28.6)%	(17)	(28.1)%
Total owned and leased hotels	91	104	(13)	(12.5)%	(13)	(12.0)%	324	382	(58)	(15.4)%	(59)	(15.6)%
Americas management and franchising	83	81	2	1.0%	2	1.5%	266	250	16	6.3%	16	6.4%
ASPAC management and franchising	19	17	2	15.9%	3	18.4%	55	48	7	15.1%	6	12.0%
EAME/SW Asia management and franchising	12	10	2	16.0%	3	21.2%	33	26	7	29.2%	7	29.0%
Corporate and other	(29)	(33)	4	14.6%	4	14.5%	(85)	(90)	5	6.8%	5	6.8%
Eliminations	(1)	(2)	1	67.4%	1	67.4%	2	3	(1)	(44.3)%	(1)	(44.3)%
Adjusted EBITDA	$175	$177	$(2)	(0.9)%	$—	0.1%	$595	$619	$(24)	(3.8)%	$(26)	(4.1)%

(a)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels, revenues that are deferred under our loyalty program for stays at our owned and leased hotels, and promotional award redemption revenues and expenses related to our co-branded credit card.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended September 30,					Nine Months Ended September 30,
	2018	2017	Change		Change (in constant $)	2018	2017	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (33)
ADR	$226.06	$220.80	2.4%		2.8%	$229.24	$222.50	3.0%		2.3%
Occupancy	79.2%	77.3%	1.9%	pts		77.7%	76.6%	1.1%	pts
RevPAR	$178.95	$170.67	4.9%		5.3%	$178.07	$170.44	4.5%		3.8%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (161)
ADR	$203.20	$198.09	2.6%		3.2%	$207.88	$203.50	2.2%		2.4%
Occupancy	78.4%	78.6%	(0.2)%	pts		77.2%	76.5%	0.7%	pts
RevPAR	$159.26	$155.64	2.3%		3.0%	$160.56	$155.70	3.1%		3.4%

Select service hotels (323)
ADR	$140.19	$138.25	1.4%		1.5%	$140.93	$138.53	1.7%		1.8%
Occupancy	80.1%	81.9%	(1.8)%	pts		78.8%	78.9%	(0.1)%	pts
RevPAR	$112.34	$113.23	(0.8)%		(0.7)%	$111.07	$109.23	1.7%		1.7%

ASPAC
Full service hotels (76)
ADR	$194.41	$196.71	(1.2)%		0.6%	$204.67	$198.27	3.2%		1.1%
Occupancy	77.7%	76.2%	1.5%	pts		75.0%	72.6%	2.4%	pts
RevPAR	$150.97	$149.86	0.7%		2.5%	$153.48	$143.88	6.7%		4.5%

Select service hotels (5)
ADR	$77.25	$77.53	(0.4)%		1.2%	$86.39	$77.67	11.2%		5.9%
Occupancy	67.8%	71.2%	(3.4)%	pts		72.3%	71.2%	1.1%	pts
RevPAR	$52.38	$55.23	(5.2)%		(3.7)%	$62.43	$55.29	12.9%		7.5%

EAME/SW Asia
Full service hotels (69)
ADR	$187.72	$186.50	0.7%		5.0%	$190.01	$183.19	3.7%		3.0%
Occupancy	67.8%	64.2%	3.6%	pts		66.9%	63.7%	3.2%	pts
RevPAR	$127.36	$119.67	6.4%		11.0%	$127.20	$116.69	9.0%		8.2%

Select service hotels (11)
ADR	$88.51	$90.61	(2.3)%		(0.8)%	$94.22	$91.36	3.1%		0.5%
Occupancy	83.2%	80.3%	2.9%	pts		75.7%	72.3%	3.4%	pts
RevPAR	$73.66	$72.76	1.2%		2.8%	$71.33	$66.03	8.0%		5.2%

Comparable system-wide hotels (645)
ADR	$180.80	$178.01	1.6%		2.6%	$185.16	$180.62	2.5%		2.2%
Occupancy	77.6%	77.5%	0.1%	pts		76.1%	75.0%	1.1%	pts
RevPAR	$140.29	$137.94	1.7%		2.8%	$140.95	$135.49	4.0%		3.7%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Location

	Three Months Ended September 30,					Nine Months Ended September 30,
	2018	2017	Change		Change (in constant $)	2018	2017	Change		Change (in constant $)
Managed and franchised hotels (# hotels; includes owned and leased hotels)
Park Hyatt (36)
ADR	$332.07	$323.30	2.7%		6.3%	$346.08	$328.15	5.5%		5.0%
Occupancy	72.0%	70.1%	1.9%	pts		69.9%	67.6%	2.3%	pts
RevPAR	$239.17	$226.48	5.6%		9.3%	$241.75	$221.68	9.1%		8.6%
Grand Hyatt (44)
ADR	$215.25	$218.59	(1.5)%		0.3%	$225.71	$221.81	1.8%		1.1%
Occupancy	79.5%	78.4%	1.1%	pts		77.8%	76.2%	1.6%	pts
RevPAR	$171.09	$171.34	(0.1)%		1.7%	$175.50	$169.09	3.8%		3.1%
Hyatt Regency (174)
ADR	$177.31	$174.01	1.9%		2.8%	$180.74	$177.05	2.1%		1.8%
Occupancy	75.9%	75.5%	0.4%	pts		74.4%	73.3%	1.1%	pts
RevPAR	$134.51	$131.40	2.4%		3.3%	$134.46	$129.78	3.6%		3.3%
Hyatt (14)
ADR	$189.71	$184.96	2.6%		4.0%	$182.02	$177.98	2.3%		2.7%
Occupancy	78.1%	77.2%	0.9%	pts		78.2%	75.9%	2.3%	pts
RevPAR	$148.07	$142.77	3.7%		5.1%	$142.34	$135.17	5.3%		5.7%
Andaz (16)
ADR	$300.32	$302.72	(0.8)%		(0.1)%	$317.05	$312.90	1.3%		0.0%
Occupancy	74.7%	69.7%	5.0%	pts		74.3%	67.2%	7.1%	pts
RevPAR	$224.45	$210.88	6.4%		7.1%	$235.51	$210.26	12.0%		10.6%

Hyatt Centric (16)
ADR	$228.13	$216.60	5.3%		6.1%	$225.94	$217.73	3.8%		4.1%
Occupancy	84.9%	83.8%	1.1%	pts		83.6%	81.5%	2.1%	pts
RevPAR	$193.58	$181.48	6.7%		7.5%	$188.77	$177.37	6.4%		6.8%
The Unbound Collection by Hyatt (6)
ADR	$173.33	$169.36	2.3%		3.0%	$209.97	$205.38	2.2%		1.9%
Occupancy	71.6%	69.3%	2.3%	pts		72.8%	69.3%	3.5%	pts
RevPAR	$124.06	$117.30	5.8%		6.5%	$152.84	$142.37	7.4%		7.0%
Hyatt Place (268)
ADR	$131.17	$129.66	1.2%		1.3%	$132.84	$130.46	1.8%		1.7%
Occupancy	79.0%	80.8%	(1.8)%	pts		77.7%	77.6%	0.1%	pts
RevPAR	$103.60	$104.74	(1.1)%		(0.9)%	$103.20	$101.26	1.9%		1.8%
Hyatt House (71)
ADR	$157.49	$155.63	1.2%		1.2%	$157.02	$154.54	1.6%		1.6%
Occupancy	83.9%	84.9%	(1.0)%	pts		81.8%	81.5%	0.3%	pts
RevPAR	$132.20	$132.08	0.1%		0.1%	$128.50	$125.95	2.0%		2.0%

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)

Base management fees	$55	$51	$4	8.8%	$167	$150	$17	11.5%
Incentive management fees	33	31	2	6.4%	105	95	10	10.7%
Franchise fees	33	30	3	7.8%	96	86	10	11.1%
Other fee revenues	12	11	1	4.5%	39	36	3	7.6%
Management, franchise, and other fees	$133	$123	$10	7.6%	$407	$367	$40	10.8%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)
Management, franchise, and other fees	$133	$123	$10	7.6%	$407	$367	$40	10.8%
Contra revenue from management agreements	(4)	(3)	(1)	(3.8)%	(10)	(9)	(1)	(10.6)%
Contra revenue from franchise agreements	(1)	(1)	—	(17.9)%	(5)	(4)	(1)	(17.7)%
Net management, franchise, and other fees	$128	$119	$9	7.5%	$392	$354	$38	10.7%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)
SG&A expenses	$82	$89	$(7)	(7.7)%	$260	$278	$(18)	(6.1)%
Less: rabbi trust impact	(8)	(9)	1	10.8%	(16)	(29)	13	45.6%
Less: stock-based compensation expense	(5)	(5)	—	4.3%	(28)	(26)	(2)	(8.6)%
Adjusted SG&A expenses	$69	$75	$(6)	(7.6)%	$216	$223	$(7)	(2.7)%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)
Americas management and franchising	$13	$14	$(1)	(3.5)%	$35	$39	$(4)	(10.7)%
ASPAC management and franchising	12	11	1	4.3%	35	31	4	12.9%
EAME/SW Asia management and franchising	8	6	2	18.6%	25	23	2	7.1%
Owned and leased hotels	5	6	(1)	(1.2)%	14	15	(1)	(0.4)%
Corporate and other	31	38	(7)	(17.4)%	107	115	(8)	(6.4)%
Adjusted SG&A expenses	$69	$75	$(6)	(7.6)%	$216	$223	$(7)	(2.7)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$411	$397	$14	3.4%	$1,277	$1,220	$57	4.6%
Non-comparable owned and leased hotels	39	119	(80)	(67.5)%	173	441	(268)	(60.7)%
Owned and leased hotels revenues	$450	$516	$(66)	(12.9)%	$1,450	$1,661	$(211)	(12.7)%

Expenses
Comparable owned and leased hotels	$321	$313	$8	2.5%	$973	$942	$31	3.2%
Non-comparable owned and leased hotels	31	91	(60)	(66.3)%	119	310	(191)	(61.8)%
Rabbi trust impact	2	2	—	(11.2)%	3	6	(3)	(43.6)%
Owned and leased hotels expenses	$354	$406	$(52)	(13.0)%	$1,095	$1,258	$(163)	(13.0)%

Owned and leased hotels operating margin percentage	21.3%	21.2%		0.1%	24.5%	24.2%		0.3%

Comparable owned and leased hotels operating margin percentage	21.8%	21.1%		0.7%	23.8%	22.7%		1.1%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund rabbi trusts, all of which are completely offset within other line items on our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The table below shows the amounts recorded to the respective offsetting financial statement line item.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change ($)	Change (%)	2018	2017	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$8	$9	$(1)	(10.8)%	$16	$29	$(13)	(45.6)%
Rabbi trust impact allocated to owned and leased hotels expense	2	2	—	(11.2)%	3	6	(3)	(43.6)%
Net gains and interest income from marketable securities held to fund rabbi trusts	$10	$11	$(1)	(10.9)%	$19	$35	$(16)	(45.2)%

Hyatt Hotels Corporation
Capital Expenditures Summary
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Maintenance and technology	$21	$15	$47	$54
Enhancements to existing properties	30	54	97	117
Investment in new properties under development or recently opened	23	10	51	41
Total capital expenditures	$74	$79	$195	$212

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels (a)

	September 30, 2018		September 30, 2017		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	22	13,440	26	14,802	(4)	(1,362)
Other Americas	2	793	3	1,548	(1)	(755)
ASPAC	1	615	1	601	—	14
EAME/SW Asia	8	1,591	9	1,933	(1)	(342)
Select service hotels
United States	2	320	1	171	1	149
Other Americas	2	293	—	—	2	293
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	38	17,382	41	19,385	(3)	(2,003)

Wellness	3	399	3	399	—	—

Total owned and leased	41	17,781	44	19,784	(3)	(2,003)

(a) Figures do not include unconsolidated hospitality ventures or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	September 30, 2018		September 30, 2017		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	96	52,225	97	52,889	(1)	(664)
Other Americas managed	23	9,152	21	7,196	2	1,956
United States franchised	52	17,154	48	14,859	4	2,295
Other Americas franchised	5	828	2	182	3	646
Subtotal	176	79,359	168	75,126	8	4,233
Select service hotels
United States managed	52	7,408	54	7,653	(2)	(245)
Other Americas managed	10	1,476	9	1,335	1	141
United States franchised	306	42,193	279	38,336	27	3,857
Other Americas franchised	5	684	5	801	—	(117)
Subtotal	373	51,761	347	48,125	26	3,636
ASPAC
Full service hotels
ASPAC managed	86	30,871	79	28,831	7	2,040
ASPAC franchised	4	1,591	3	1,286	1	305
Subtotal	90	32,462	82	30,117	8	2,345
Select service hotels
ASPAC managed	17	2,921	9	1,448	8	1,473
Subtotal	17	2,921	9	1,448	8	1,473
EAME/SW Asia
Full service hotels
EAME managed	42	10,666	40	10,166	2	500
SW Asia managed	34	10,165	34	10,023	—	142
EAME franchised	4	502	1	79	3	423
SW Asia franchised	1	248	—	—	1	248
Subtotal	81	21,581	75	20,268	6	1,313
Select service hotels
EAME managed	7	1,309	5	839	2	470
SW Asia managed	8	1,134	7	988	1	146
EAME franchised	2	451	1	349	1	102
Subtotal	17	2,894	13	2,176	4	718
Total full service and select service hotels	754	190,978	694	177,260	60	13,718

Americas
All-inclusive
Other Americas franchised	6	2,401	6	2,401	—	—
Subtotal	6	2,401	6	2,401	—	—
Wellness
United States managed	3	399	3	399	—	—
Subtotal	3	399	3	399	—	—

Total managed and franchised (a)	763	193,778	703	180,060	60	13,718

Vacation ownership	16		16		—
Residential	21		20		1
(a) Figures do not include vacation ownership, residential, or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	September 30, 2018		September 30, 2017		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	39	7,337	40	7,814	(1)	(477)
Grand Hyatt	52	28,743	47	25,529	5	3,214
Hyatt Regency	188	82,317	183	81,033	5	1,284
Hyatt	14	2,610	18	3,365	(4)	(755)
Andaz	17	3,782	16	3,456	1	326
Hyatt Centric	24	4,787	16	3,422	8	1,365
The Unbound Collection by Hyatt	13	3,826	5	892	8	2,934
Hyatt Place	320	44,947	290	40,445	30	4,502
Hyatt House	87	12,629	79	11,304	8	1,325
Total full service and select service hotels	754	190,978	694	177,260	60	13,718

Hyatt Ziva	4	1,860	4	1,860	—	—
Hyatt Zilara	2	541	2	541	—	—
Miraval	3	399	3	399	—	—
Total managed and franchised properties and rooms (a)	763	193,778	703	180,060	60	13,718

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential, or branded spas and fitness studios.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
For the Three Months Ended September 30, 2018
(in millions)

	Rooms	Transaction / Opening Date	3Q18 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	4Q17
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	493	4Q17
Hyatt Regency Monterey Hotel & Spa on Del Monte Golf Course	550	4Q17
Andaz Maui at Wailea Resort	301	1Q18
Grand Hyatt San Francisco	668	1Q18
Hyatt Regency Coconut Point Resort and Spa (a)	454	1Q18
Grand Hyatt Berlin (b)	342	1Q18
Hyatt Regency Mexico City	755	3Q18
Total Owned and Leased Hotels Dispositions			$(18)

Unconsolidated Hospitality Venture Hotels
Hyatt Place Minneapolis / Eden Prairie	126	4Q17
Hyatt Place Washington DC - West End / M Street	168	4Q17
The Bellevue Hotel	172	1Q18
Hyatt House Boston / Waltham	135	2Q18
Hyatt Place São José do Rio Preto	152	2Q18
Hyatt Place Macaé	141	2Q18
Hyatt Place Fair Lawn / Paramus	143	3Q18
Hyatt Place La Paz	151	3Q18
Hyatt Place Ciudad del Carmen	140	3Q18
Hyatt Place San Juan / City Center	149	3Q18
Total Unconsolidated Hospitality Venture Hotels Dispositions (c) (d)			$(2)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(20)

Acquisitions or Openings
Owned and Leased Hotels
Hyatt House Irvine / John Wayne Airport	149	4Q17
Hyatt Place São José do Rio Preto	152	2Q18
Hyatt Place Macaé	141	2Q18
Hyatt Regency Phoenix	693	3Q18
Hyatt Regency Indian Wells Resort & Spa	530	3Q18
Total Owned and Leased Hotels Acquisitions or Openings			$1

Unconsolidated Hospitality Venture Hotels
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (c) (e)			NM

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$1

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$(19)

(a) Includes a business interruption settlement in 2017.
(b) Relates to a hotel conversion from leased to managed.
(c) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(d) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(e) Includes the opening of a hotel by the venture or the Company's acquisition of an equity interest in the venture.